Exhibit 10(c)

Restricted Stock Units Agreement (Stock Settled)
Under the 2019 Entergy Corporation Omnibus Incentive Plan

THIS RESTRICTED STOCK UNITS AGREEMENT (the “Agreement”), by and between Entergy Corporation (“Entergy”) and Marcus V. Brown (“Grantee”), shall be effective on May 17, 2021(the “Effective Date”), as approved by the Personnel Committee of the Entergy Board of Directors (the “Committee”), provided Grantee remains Executive Vice President and General Counsel of Entergy and a regular full-time employee of a System Company employer (“System Company Employer”) through the Effective Date and signs the Agreement and submits it to Gabrielle DeBaene Birdrow before 5:00 p.m. CDT on the Effective Date. If these contingencies for effectiveness are not met by the Effective Date, then this offer shall be null and void, and the Agreement shall not become effective. For purposes of this Agreement, Entergy shall include any successor to its business or assets by operation of law or otherwise and any entity that assumes or agrees to perform this Agreement.

1.    Grant of Restricted Stock Units. Entergy hereby grants to Grantee, pursuant to the 2019 Entergy Corporation Omnibus Incentive Plan (“Plan”), that number of Restricted Stock Units determined by dividing one million five hundred thousand dollars ($1,500,000) by the closing price of a Share of Common Stock on May 17, 2021 and rounding up to the nearest whole number of Restricted Stock Units (the “Restricted Units”), for the purposes of retaining Grantee’s full-time active employment services as described herein through the Vesting Date described below and in consideration of Grantee’s agreement to the terms and conditions of the Plan and this Agreement.

2.    Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Units and this Agreement shall be subject to all terms and conditions of the Plan, a copy of which has been provided or otherwise made accessible to Grantee. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan.

3.    Vesting of Restricted Units. Subject to the release requirement described in Section 5 of this Agreement, the Restricted Units (excluding dividend equivalents) shall vest in full on the third (3rd) anniversary of the Effective Date (such date, the “Vesting Date”), provided that Grantee complies with Section 15 of this Agreement and remains continuously and actively employed through the Vesting Date as Executive Vice President and General Counsel of Entergy or other executive officer that is a member of the Office of the Chief Executive and performs Grantee’s job duties in a satisfactory manner through the Vesting Date, as determined solely in the discretion of Entergy’s Chief Executive Officer (“Vesting Criteria”). For purposes of this Section 3, Grantee shall no longer be considered a regular full-time employee of any System Company Employer on the date Grantee is no longer actively employed on a full-time basis with any System Company Employer on the date Grantee is no longer actively employed on a full-time basis with any System Company Employer for any reason, including without limitation because of Grantee’s resignation, retirement, death, separation from employment due to disability, involuntary termination of employment for any reason or no reason, or any other separation from full-time active employment with Grantee’s System Company Employer, except as otherwise required by law. If Grantee fails to meet the Vesting Criteria, then Grantee shall not vest in the Restricted Units, except as otherwise provided in Section 4 of this Agreement.
4.    Accelerated Vesting. Notwithstanding the Vesting Criteria to the contrary and subject to the terms of this Agreement, including the release requirement described in Section 5 of this Agreement:

(a)     If Grantee dies, has a “separation from service” (within the meaning of Section 409A of the Code) from employment with all System Companies due to Disability, or is involuntarily terminated by his System Company Employer without Cause (each, an “Accelerated Vesting Event”), and Grantee has otherwise satisfied the Vesting Criteria through such Accelerated Vesting Event, then Grantee shall become vested in a Pro Rata Portion of the Restricted Units determined by multiplying the total number of Restricted Units by a fraction, the numerator of which is the number of days after the Effective Date that precede the Accelerated Vesting Event and the denominator of which is 1,096. If vesting is accelerated pursuant to this Section 4(a), the date of the Accelerated Vesting Event shall be considered the Vesting Date for purposes of this Agreement. Grantee shall be deemed to have satisfied the Vesting Criteria for the period that Grantee is continuously on an approved leave of absence immediately prior to the date he separates from service due to Disability.

(b) In the event that (i) a Change in Control occurs and (ii) either (x) the outstanding Restricted Units are not assumed or substituted in connection therewith as described in Section 12(b) of the Plan, or (y) the outstanding Restricted Units are so assumed or substituted in connection therewith and Grantee’s employment or service is terminated by Grantee’s System Company Employer without Cause or by Grantee for Good Reason on or after the effective date of the Change in Control but prior to twenty-four (24) months following the Change in Control, then such outstanding Restricted Units shall immediately become fully vested and the restrictive covenants set forth in Sections 15(b), (c) and (d) of this Agreement shall cease to apply as of the date of the Change in Control, if subclause (x) applies, or as of the applicable termination date, if subclause (y) applies (whichever date so applies, the “CIC Vesting Date”).
In the event of accelerated vesting as described in this Section 5(b), but subject to Section 5 of the Plan and the conditions and limitations described herein, Entergy shall pay Grantee a number of Shares equal to the number of Restricted Units that vest in accordance with this Section 5(b) no later than sixty (60) days after the CIC Vesting Date; provided, that if such 60-day period straddles two of Grantee’s taxable years, the payment shall be made in the later year.
(c) Any payment to Grantee pursuant to this Section 5 shall be subject to withholding for all federal, state and local deductions, tax withholdings, and other withholdings and offsets that may apply or be required to be withheld in connection with such payment, which withholding shall be effected using the “net shares method” described in Section 9 of this Agreement.

5.     Scheduled Payment of Restricted Units. If Grantee satisfies the Vesting Criteria then, subject to Grantee executing a release agreement in a form satisfactory to Entergy that, subject to applicable legal requirements, releases all claims that may then exist against all System Companies and their related persons and affiliates (the “Release”) and submitting the executed original Release to Entergy within the time period and in the manner provided in the Release, and upon the Release becoming irrevocable, then Entergy shall pay to Grantee, or Grantee’s beneficiary or estate (if Grantee should die after vesting, but prior to the payment date), as the case may be, a number of Shares equal to the whole number of Restricted Units that vest on the Vesting Date, subject to withholding for all federal, state and local deductions, tax withholdings, and other withholdings and offsets that may apply or be required to be withheld in connection with such payment, which shall be effected using the “net shares method” described in Section 9 of this Agreement. Such payment shall be made as soon as reasonably practicable after the date on which the Release becomes irrevocable, but in no event later than sixty (60) days after the Vesting Date; provided, that if such 60-day period straddles two of Grantee’s taxable years, the payment shall be made in the later year. For the avoidance of doubt, if Grantee does not timely sign and submit the executed original Release to Entergy, or signs but revokes the Release, then Grantee shall not be paid any Shares or any other property or payment in respect of such Restricted Units and such Restricted Units shall be forfeited.

6.    Termination and Forfeiture of Restricted Units. Except as otherwise provided herein, this Agreement (other than the restrictive covenants set forth in Section 15 of this Agreement) shall terminate and the then-unvested Restricted Units shall be forfeited on the date on which Grantee’s full-time employment with all System Company Employers terminates. Further, except as otherwise provided in Section 4 of this Agreement, if Grantee fails to meet a condition of the Vesting Criteria at any time prior to the Vesting Date, then Grantee shall not vest in any then-unvested Restricted Units and shall forfeit all unvested Restricted Units.

7.    Compliance with Code Section 409A Limitations. Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed, administered and interpreted to comply with or be exempt from Code Section 409A, and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A or final regulations issued thereunder. Specifically, the terms “termination” and “termination of employment” shall be applied in a manner consistent with the definition of “separation from service” within the meaning of Code Section 409A. A right of any System Company, if any, to offset or otherwise reduce any sums that may be due or become payable by any System Company to Grantee by any overpayment or indebtedness of Grantee shall be subject to limitations imposed by Code Section 409A. For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts. Amounts payable under this Agreement shall be excludible from the requirements of Code Section 409A, to the maximum possible extent, either as (i) short-term deferral amounts (e.g., amounts payable no later than the 15th day of the third month following the end of the taxable year of Grantee’s System Company Employer in which such Restricted Units are no longer subject to a substantial risk of forfeiture), or (ii) under the exclusion for involuntary separation pay provided in Treasury Regulations Section 1.409A-1(b)(9)(iii). To the extent that deferred compensation subject to the requirements of Code Section 409A becomes payable under this Agreement to Grantee at a time when Grantee is a “specified employee” (within the meaning of Code Section 409A), any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code Section 409A(a)(2)(B). Entergy makes no representation that any or all of the payments or benefits described in the Plan or this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

8.    Restricted Units Nontransferable. Restricted Units awarded pursuant to this Agreement may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by Grantee (or any beneficiary) other than by will or laws of descent and distribution, and any such purported Transfer shall be null and void ab initio.

    9.    Withholding Taxes. Entergy will use the “net shares method” to satisfy any tax withholding obligation in respect of the Restricted Units, which means Entergy will reduce the number of Shares in respect of any vested Restricted Units otherwise payable to Grantee under the terms and conditions of the Agreement by the number of vested Shares with a value necessary to cover up to the maximum amount of such obligation in any applicable jurisdiction. In no event shall Entergy or any other System Company have any liability to Grantee for Grantee’s individual income tax liability, for withholding or failing to withhold taxes, or for remitting or failing to remit taxes with respect to Grantee’s income, including, without limitation, in the event that Grantee is subject to penalty tax pursuant to Code Section 409A.

10.    Governing Law/Court Proceedings. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state. Any suit, action or proceeding arising out of, or with respect to this

Agreement, its enforcement, breach, or interpretation, shall be brought in any court of competent jurisdiction in the State of Delaware, County of New Castle, and the Company and Grantee hereby submit to the exclusive jurisdiction of such court (and its appellate court, whether or not located in the State of Delaware) for the purpose of any such suit, action, or proceeding. The Company and Grantee hereby irrevocably waive (i) any objections which each may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, County of New Castle, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) any right to a jury trial.

11.    Amendments. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Grantee and such officer of the Company as may be specifically designated by the Committee.

12.    Rights as a Shareholder. Neither Grantee nor any of Grantee’s successors in interest shall have any rights as a shareholder of Entergy with respect to any Restricted Units, including without limitation the right to any dividends or dividend equivalents.

13.    Agreement Not a Contract of Employment. Grantee’s employment with Grantee’s System Company Employer shall remain at-will. Neither the Plan, the granting of the Restricted Units, this Agreement nor any other action taken pursuant to the Plan or this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that Grantee has a right to continue as an employee of any System Company Employer for any period of time or at any specific rate of compensation.

14.     Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by United States registered mail, return receipt requested, postage prepaid, if to Grantee, to Grantee’s last known address as shown in the personnel records of Grantee’s System Company Employer, and if to Entergy or Grantee’s System Company Employer, to the following address shown below or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

    If to Entergy or Grantee’s System Company Employer, by hand delivery or email to:

    Entergy Corporation
    Attention: Chief Executive Officer
    639 Loyola Avenue, 28th Floor
New Orleans, LA 70113-3125

15.     Confidentiality and Restrictive Covenants. In consideration of the grant to Grantee of the Restricted Units set forth herein, Grantee hereby agrees as follows:
(a)     Confidential Information. Grantee acknowledges that the System Companies have unique methods and processes for the generation, transmission and distribution and sale of energy and energy-related products which give the System Companies a competitive advantage, including strategic and non-public plans for their products, geographic and customer markets, and for marketing, distributing and selling their products. Grantee further acknowledges that Grantee has held a position of confidence and trust with respect to the System Companies and that Grantee has and will acquire additional detailed knowledge of the System Companies’ unique and confidential methods of doing business and plans for the future. Grantee acknowledges that the System Companies are expending and will continue to expend substantial amounts of time, money and effort to develop effective business and regulatory strategies, methodologies and technology. Grantee also acknowledges that the System Companies have a compelling business interest in protecting the System Companies’ Confidential Information (as defined below) and that the System Companies would be seriously and irreparably damaged by the improper disclosure of Confidential Information. Grantee therefore agrees that, from the date of Grantee’s execution of this Agreement and during Grantee’s employment or other service with any System Company and at all times thereafter, Grantee shall hold in a fiduciary capacity for the benefit of the System Companies and, other than as authorized in writing by the Chief Executive Officer of the Company or as required by law, in the proper performance of Grantee’s duties and responsibilities, or as otherwise provided in this Section 15, Grantee shall not disclose, directly or indirectly, to any person or entity or use any Confidential Information for any purpose other than the furtherance of Grantee’s responsibilities to any other System Company. For purposes of this Agreement, “Confidential Information” means information that is not generally known by persons outside the System Companies and could not easily be determined or learned by someone outside the System Companies, including without limitation, any and all information and knowledge, whether or not explicitly designated as confidential and whether or not reduced to writing, regarding (i) the System Companies’ business, including, without limitation, (i) the generation, transmission, brokering, marketing, distribution, sale and delivery of electric power or natural gas (through regulated utilities or otherwise), (ii) the System Companies’ ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants) and the provision of operations and management services (including, without limitation, decommissioning services) with respect to power plants and the sale of the electric power produced by the System Companies’ operating plants to wholesale customers, (iii) the System Companies’ proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, customer lists, specific information relating to products, services and customers or prospective customers (including, but not limited to, customers or prospective customers of the System Companies with whom Grantee becomes acquainted during Grantee’s relationship with any System Company), books and records of the System Companies, corporate and strategic relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulae, technology, designs, drawings, technical information, source codes, engineering information, hardware configuration information, and matters of a business nature such as information regarding marketing, costs, pricing, finances, financial models and projections, billings, new or existing business or economic development plans, initiatives, and opportunities, or any other similar business information made available to Grantee prior to or during Grantee’s employment with a System Company or otherwise in connection with Grantee’s relationship with any System Company and (iv) any attorney-client privileged information of a System Company. Confidential Information shall also include non-public information concerning any director, officer, employee, shareholder, or partner of any System Company. Grantee agrees that Grantee’s obligation not to disclose or use Confidential Information, and Grantee’s obligation, detailed below, to return and, upon Grantee’s termination of employment with all System Companies, not to retain materials and tangible property described in this Section 15 shall also extend to such types of information, materials and tangible property of customers of and suppliers to the System Companies and to other third parties, in each case who may have disclosed or entrusted the same to Grantee or to any System Company during Grantee’s employment with any System Company.
(b)    Non-Competition. At all times during Grantee’s employment or service with any System Company Employer and for one (1) year following the termination for any reason of Grantee’s employment by or service with Grantee’s last System Company Employer (the “Non-Compete Period”), Grantee will not engage in Competing Employment. For purposes of this Section 15, “Competing Employment” means working for, providing services to or otherwise directly or indirectly assisting (whether or not for compensation) any person, entity or business which directly or indirectly competes with any part of the System Company business, and such employment or services involves products, services and business activities that are the same as or similar to those Grantee provided to a System Company, or as to which Grantee had access to Confidential Information, in the two years preceding

Grantee’s termination of employment or service with all System Companies. Grantee agrees that it is reasonable for the restriction contained in this paragraph to apply in each and every county, province, state, city, parish or other political subdivision or territory of the United States in which any System Company engages in any business activity, or otherwise distributes, licenses or sells its products or services, including, without limitation, Arkansas, Connecticut, District of Columbia, Louisiana, Massachusetts, Michigan, Mississippi, Nebraska, New York, Texas, and Vermont and any other state in which any System Company engages in business at any time and, with respect to the State of Louisiana, means the following Parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Point Coupee, Rapides, Red River, Richland, Sabine, Saint Bernard, St. Charles, St. Helena, Saint James, Saint John the Baptist, Saint Landry, Saint Martin, Saint Mary, Saint Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn (collectively, the “Restricted Territory”). Notwithstanding the foregoing, if Grantee’s employment is terminated by any System Company Employer without Cause, the covenant not to compete set forth in this Section 15(b) shall apply only for as long as the System Company Employer continues to pay Grantee, in accordance with the System Company Employer’s regular payroll practices and schedule, Grantee’s bi-weekly base salary in effect on the effective date of the termination of Grantee’s employment, less any applicable tax withholdings and ordinary deductions (such payments, the “Non-Compete Payments”), but in no such event for longer than the Non-Compete Period. In any instance where a System Company Employer has the right to elect to make Non-Compete Payments, such System Company Employer must notify Grantee in writing of such election, and the duration for which it elects to make Non-Compete Payments, within ten (10) business days following the termination of Grantee’s employment from all System Company employment. If the System Company Employer elects to make the Non-Compete Payments for less than the full Non-Compete Period, Grantee shall be free to join a competitor after Grantee ceases receiving the Non-Compete Payments. For purposes of clarity, in the event of Grantee’s termination for Cause or voluntary resignation, Grantee shall be subject to the restrictions set forth in this Section 15(b) without any requirement that Grantee’s System Company Employer pay Grantee any Non-Compete Payments.
(c)    Non-Solicitation. Grantee agrees that, while Grantee is employed by any System Company and for 24 months following termination of employment (or, if later, the last day Grantee is scheduled to receive cash severance payments from Grantee’s System Company Employer pursuant to any severance plan or other agreement), except in the good faith performance of Grantee’s duties to the System Companies, Grantee shall not, other than as authorized in writing by the Chief Executive Officer of the Company: (i) directly or indirectly, solicit or seek to hire or identify for potential hiring (whether on Grantee’s own behalf or on behalf of any other person, entity or organization) any person who is at that time (or was during the prior six (6) months) an employee or consultant of any System Company, or (ii) within the Restricted Territory, directly or indirectly solicit the trade, business or patronage of any clients, customers or vendors or prospective clients, customers or vendors of any System Company to provide competing products or services or advise, or assist such clients, customers or vendors or prospective clients, customers or vendors to in any way modify their relationship with any System Company. This Section 15(c) shall not be violated by general advertising not targeted at the forgoing persons or entities. The non-solicitation for hire described in subsection 15(c)(i) shall not apply to solicitation of persons involuntarily terminated from System Company employment and shall only apply to persons or entities (1) who reported directly or indirectly to Grantee; (2) with whom Grantee had material contact while at a System Company; or (3) about whom or which Grantee possessed (A) information regarding quality of performance while they were employed by or performing services for a System Company, which information Grantee would not otherwise have except for the position Grantee held with a System Company, or (B) Confidential Information.

(d)    Non-Disparagement. Grantee agrees that, to the fullest extent permitted by applicable law, Grantee will not at any time (whether during or after Grantee’s employment or service with any System Company), other than in the proper performance of Grantee’s duties, publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning any System Company or any of their respective directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that are intended to, or could be construed in a manner so as to, impugn, discredit, injure or impair the business, reputation, character, honesty, integrity, judgment, morality or business acumen or abilities of the individual or entity being disparaged.
(e)    System Company Property. All tangible materials, equipment, devices, documents, copies of documents, data compilations (in whatever form), software programs, and electronically created or stored materials that Grantee receives or creates in the course of employment with a System Company are and shall remain the property of the System Company, and Grantee shall immediately return (and/or cooperate in the supervised deletion of) such property to Grantee’s System Company Employer upon the termination of Grantee’s employment, for whatever reason. The obligation to return property and documents extends to anything received or made during and as a result of employment by a System Company, regardless of whether it was received from a System Company or a third party, such as an actual or potential vendor or customer, and regardless of whether a document contains Confidential Information. The only documents not subject to the obligation to return are documents directly relating to Grantee’s compensation and benefits, such as Grantee’s pay stubs and benefit plan information.
(f)     Violation of the Restrictive Covenant Section. In the event that Grantee violates any provision of this Section 15, the time periods set forth in those paragraphs shall be extended for the period of time Grantee remains in violation of the provisions, to the greatest extent allowed by applicable law. The provisions of Section 15(a) – (e) hereof are, and shall be construed as, independent covenants, and no claimed or actual breach of any contractual or legal duty by any System Company shall excuse or terminate Grantee’s obligations hereunder or preclude any System Company from obtaining injunctive relief for Grantee’s violation, or threatened violation, of any of those provisions. Grantee also agrees to indemnify and hold the System Companies harmless from any and all losses (including, but not limited to, reasonable attorney’s fees and other expenses incurred to enforce this Agreement) suffered by any System Company as a result of any violation or threatened violation of any of Grantee’s representations, warranties, covenants or undertakings set forth in this Agreement (in addition to any other remedies available to the System Companies set forth in Section 15(i) below), provided that a System Company is found to be the prevailing party in any such action.
(g)    Exclusions. Notwithstanding anything else in this Section 15 or in this Agreement to the contrary:
(i)    The restrictive covenants in this Section 15 are not intended to restrict Grantee from cooperating with any investigation or proceeding initiated by the Nuclear Regulatory Commission (“NRC”) or any other federal or state regulatory agency. Further, Grantee may make disclosure (i) to exercise Grantee’s rights as a whistleblower under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Securities and Exchange Commission Rule 21F-17(a) or any other federal or state law providing whistleblower rights; (ii) to the extent necessary when providing safety-related or other information to the NRC on matters within the NRC’s regulatory jurisdiction; (iii) when participating in “protected activities”, as defined in Section 211 of the Energy Reorganization Act of 1974 and in C.F.R. Part 50.7; (iv) when engaging in activities protected by the National Labor Relations Act or any similar federal or state law; or (v) when required to do so by a court of law, or by any governmental agency or administrative or legislative body with jurisdiction to order Grantee to divulge, disclose or make accessible such information. With the exception of Confidential Information subject to the attorney-client privilege, Grantee shall have no obligation to seek prior approval of any System Company or to inform any System Company of such disclosure. This Agreement does not limit Grantee’s ability to communicate, without notice to any System Company, with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency, or to collect a reward in connection with any whistleblower information provided to a government agency.

(ii)    Defend Trade Secrets Act Immunity Notice. Pursuant to the Defend Trade Secrets Act of 2016, non-compliance with the disclosure provisions of this Agreement shall not subject Grantee to criminal or civil liability under any Federal or State trade secret law for the disclosure of a System Company trade secret: (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (B) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (C) to an attorney representing Grantee in a lawsuit for retaliation by any System Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and Grantee does not disclose the trade secret, except pursuant to court order.
(h)    Restrictive Covenants Contained in Other Agreements. Notwithstanding any provision contained herein to the contrary, to the extent that Grantee is or becomes subject to any other agreement that contains restrictive covenants that are different from the restrictive covenants contained in this agreement, the restrictive covenants set forth in such other agreement shall supplement, and shall not replace, the restrictive covenants herein.
(i)    Enforcement. Grantee hereby agrees that the covenants set forth in this Section 15 are reasonable with respect to their scope, duration, and geographical area. Grantee further agrees and acknowledges that the restrictions contained in Section 15 do not and would not unreasonably impose limitations on Grantee’s ability to earn a living. If any court or other tribunal determines that any term or provision of Sections 15 is overbroad or otherwise invalid or unenforceable, Grantee and Entergy hereby agree that such court or tribunal shall have the power and obligation to narrow or otherwise reform the unenforceable term or provision, including to delete, replace, or add specific words or phrases, but only to the narrowest extent necessary to render the provision valid and enforceable (provided that in no event shall the length of any restrictive covenant or its scope be extended or expanded), and this Agreement shall be fully enforceable as so modified. Grantee’s agreement to the restrictions provided for in this Agreement and Entergy’s agreement to grant the Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if (i) the enforceability of any material restriction applicable to Grantee as provided for in this Section 15 is challenged and found unenforceable by a court or other tribunal or (ii) Grantee breaches any of the provisions of Section 15, then Entergy shall have the right to terminate this Agreement and recover from Grantee all Shares paid to Grantee pursuant to this Agreement and, if Grantee has sold, transferred, or otherwise disposed of any Shares received in respect of the Restricted Units, an amount equal to the aggregate Fair Market Value of such Shares on the date on which such Common Stock was paid to Grantee pursuant to this Agreement. This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of Grantee’s promises and consideration under the Agreement, and not as a liquidated damages clause. In addition, in the event of Entergy’s termination of this Agreement, Grantee shall immediately forfeit all unvested Restricted Units and all vested and unpaid Restricted Units. Grantee further hereby agrees that, in the event of a breach by Grantee of any of the provisions of Sections 15(a), (b), (c) (d) or (e), monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, Entergy or a System Company may, in addition to and without prejudice to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages and without having to demonstrate that money damages would be inadequate. Grantee acknowledges (i) that Grantee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Grantee by this Agreement, and Grantee is in full accord as to their necessity for the reasonable and proper protection of Confidential Information of the System Companies and their relationships with customers, suppliers and other business partners and (ii) that Grantee is informed in writing hereby that Grantee has a right to the advice of legal counsel and should consult with an attorney of Grantee’s choice with regard to this Agreement, and Grantee has been provided ample opportunity to seek out and consult with such counsel.
(j)    For purposes of this Section 15, “System Company” shall include Entergy and all other System Companies. Grantee and Entergy agree that each System Company is an intended third-party beneficiary of this Section 15 and further agree that each System Company is entitled to enforce the provisions of this Section 15 in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, the terms and conditions of the restrictive covenants set forth in this Section 15 shall survive the termination of this Agreement and shall remain in full force according to their respective terms and conditions.
(k)    In the twelve (12) months following the termination of Grantee’s employment with Grantee’s last System Company Employer, in the event Grantee seeks or obtains employment or another business affiliation with any person or entity other than a System Company, Grantee agrees to notify the Company in writing, as far in advance as is reasonably practicable, but in no event less than two weeks prior to Grantee’s proposed commencement of employment, of the details of such employment or business affiliation. Grantee also agrees to show these restrictive covenant provisions to any prospective employer, and Grantee consents to any System Company showing these provisions to any third party believed by a System Company to be a prospective or actual employer of Grantee, or a receiver of services from Grantee, and to insisting on Grantee’s compliance with these terms. Grantee’s obligations under this Section 15(k) will expire on that date which is twelve months after the end of Grantee’s employment with all System Companies (or, if later, the last date as of which Grantee is scheduled to receive separation payments from any System Company pursuant to a severance plan or other agreement).

16.    Validity. Except as specifically provided in Section 15(i) of this Agreement, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.    Payment in Error. To the maximum extent permitted by applicable law, in the event that a payment is made to Grantee or Grantee’s successor (whether in cash, stock or other property) in error that exceeds the amount to which Grantee and Grantee’s successor is entitled pursuant to the terms and conditions of this Agreement or the Plan, including without limitation Section 28 thereof (such excess amount, an “Excess Payment”), Grantee or Grantee’s successor will repay to Entergy, and Entergy shall have the right to recoup from Grantee or Grantee’s successor such Excess Payment by notifying Grantee or Grantee’s successor in writing of the nature and amount of such Excess Payment together with (i) demand for direct repayment to Entergy by Grantee or Grantee’s successor in the amount of such Excess Payment or (ii) reduction of any amount(s) owed to Grantee or Grantee’s successor by Entergy or any other System Company by the amount of the Excess Payment.

18.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.    Waivers. Any term or provision of this Agreement may only be waived by a System Company. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized Company officer. The failure of any System Company to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any System Company thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

20.    Policies. Without limiting Section 17 of the Agreement, the Restricted Units shall be subject to all applicable Entergy policies, including without limitation those relating to hedging and recoupment of compensation, as they may be in effect from time to time.

21.    No Fractional Shares. Any fractional Share to be distributed shall be settled in cash and applied to satisfy tax withholding requirements. The Company will not pay out any fractional Shares.

22.    Authority of the Committee. The Committee or its delegee shall have full authority and discretion to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

23.    Headings. The titles and headings of the sections in this Agreement are for convenience of reference only, do not form part of this Agreement, and shall not affect the construction of this Agreement.

24.    Electronic Signature. Electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.

25.    Entire Agreement. This Agreement (including the Plan) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior undertakings and agreements between the Company and its Affiliates and Grantee with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, which is effective as of the Effective Date.

ENTERGY CORPORATION

/s/ Kathryn Collins                        Date: May 7, 2021
By:    Kathryn Collins
SVP, HR & Chief HR Officer

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement and to all the terms and provisions of the Plan herein incorporated by reference. The undersigned Grantee further acknowledges that the Plan and Plan Prospectus are available to Grantee on Entergy’s internal Web page under Our Company, Human Resources, Money & Finances, Compensation, Equity (https://entergy.sharepoint.com/sites/myhra/myBenefits/Pages/Compensation.aspx).

/s/ Marcus V. Brown                        Date: May 7, 2021
By:    Marcus V. Brown
Grantee